Exhibit 10.2

FIRST AMENDMENT TO OPTION AGREEMENT

THIS FIRST AMENDMENT TO OPTION AGREEMENT is entered into by and between Clear Creek County Development Company LLC, a Colorado Limited Liability Company, (hereinafter “Clear Creek” or “Purchaser”) and GOLD MOUNTAIN DEVELOPMENT LLC, LLC, AND NEVADA GOLD & CASINOS, INC., (hereinafter collectively the “Seller” or “Nevada Gold”).

WHEREAS, on or about April 8, 2013, Purchaser and Seller entered into that certain OPTION AGREEMENT (the “Agreement”) covering the contemplated sale of approximately 260 acres, more or less, of vacant land located in Gilpin County, Colorado, owned by Seller and more fully defined therein, and referred to therein as the Property, and,

WHEREAS, the Parties hereto desire to amend said Option Agreement and replace it with the terms and conditions contained herein (“the Amendment”),

NOW THEREFORE, for good and valuable consideration, Purchaser and Seller agree to Amend the Option Agreement as follows:

1. The Property. The Agreement included in the definition of “Property” a mining claim no longer owned by Nevada Gold, and specifically described as the East Williams Lode Mining Claim, US Survey No. 588 (“East Williams 588”); this Amendment excludes that claim from the definition of the Property, and going forward the Property shall mean all those claims contained on the legal description Exhibit to the Agreement, less the East Williams 588 (hereinafter the “Property”).

2. Property Purchase. Upon completion of the terms and conditions contained herein, Clear Creek will purchase the Property as set forth below.

3. Purchase Price. The purchase price for the Property shall be Seven Hundred and Fifty Thousand Dollars (US $750,000.00).

4. Initial Payment. On or before the Closing Date (defined below), Clear Creek will pay Nevada Gold Seventy-Five Thousand Dollars (US $75,000.00) (the “initial payment”), which sum will be applied against the purchase price.

5. Remaining Payments. After the initial payment is made, Seller will retain and carry-back a Promissory Note, and first lien Deed-of-Trust against the Property (the “carry-back documents”), for the remaining amount due to the Seller, in a form satisfactory to Seller and Purchaser, and containing standard commercial terms, including but not limited to strict due-on-sale terms, as well as no pre-payment penalty(ies) for the Purchaser, and also the following additional terms:

a. Monthly Payment. Purchaser will pay Seller Two Thousand Eight Hundred and Twelve Dollars and Fifty Cents ($2,812.50) each month, due on the last day of each month, with the first payment being due on April 30, 2016, which monthly payments will represent 5% interest-only payments on the Seller carry-back Promissory Note, and Deed-of-Trust, in the amount of Six Hundred and Seventy-Five Thousand Dollars ($675,000.00).

b. Balloon Payment. All outstanding amounts not paid against the Promissory Note and Deed of Trust, will be due in full, on or before April 30, 2019.

6. Title Insurance. No title insurance shall be required or given, and Purchaser will take title to the Property as-is, with no warranties from Seller.

7. Property Taxes: Purchaser remains responsible for payment of all property taxes accruing during the term of the original Option Agreement and after the sale, and no proration of taxes shall be made at closing, but all shall be paid by Purchaser.

8. Title to Property. Subject to payment as provided herein, and upon Seller’s satisfaction with, and approval of the carry-back documents, Nevada Gold shall execute and deliver a Quit-Claim deed transferring the Property to the Purchaser, on or before the Closing Date.

9. Closing Date. The Closing Date shall be April 22, 2016, unless otherwise mutually agreed to by the Parties hereto.

a. Settlement Statements. At closing, Nevada Gold and Clear Creek shall execute the documents necessary to complete the transaction and those documents will include a Statement of Settlement satisfactory to and approved by both Parties.

b. Transaction Costs. Clear Creek shall pay the cost of recording the deed, the documentary fee, and the cost of recording the deed of trust. Each party shall be responsible for payment of its own attorneys’ and brokers’ fees.

10. Nevada Gold’s Use of the Property Prior to Closing Date. From and after the Effective Date of this Agreement, Nevada Gold shall not grant or convey any easement, lease, license, permit, lien or any other legal or beneficial interest in or to the Property without the prior written consent of Clear Creek, nor shall Nevada Gold knowingly violate, or allow the violation of, any law, ordinance, rule or regulation affecting the Property. Nevada Gold shall do or cause to be done all things reasonably within its control to preserve intact and unimpaired any and all easements, grants, appurtenances, privileges and licenses in favor of or constituting any portion of the Property to the extent known by Nevada Gold.

11. Condemnation. If notice is received by Nevada Gold prior to Closing that any portion of the Property shall be taken in condemnation or pursuant to the right of eminent domain, or if any such proceeding (judicial, administrative or otherwise) is commenced after the Effective Date hereof, any award or proceeds received by Nevada Gold from such condemnation or right of eminent domain proceeding shall be applied against, and reduce, the Purchase Price hereunder. If such proceeding has not been concluded as of the date of Closing, there shall be no reductions in the Purchase Price and all amounts thereafter awarded relating to the Property shall belong to Clear Creek

12. Nevada Gold’s Warranties/Property Condition. Nevada Gold hereby represents, warrants, and agrees that on the date of Closing:

a. Status and Authority. Nevada Gold has the legal power and authority to own, sell, convey and transfer the Property, and Mike Shaunnessy has the legal and corporate power and authority to enter into this Amendment and to execute a quit-claim deed on behalf of Seller for the benefit of Purchaser to transfer the Property, and doing so shall not result in a breach of, or constitute a default under, any indenture, loan or credit agreement, mortgage, deed of trust or other agreement to which Nevada Gold is a party or by which Nevada Gold or the Property may be bound. Nevada Gold is not a “foreign person” within the meaning of Section 1445, et seq., of the Internal Revenue Code of 1986, as amended, or any regulations promulgated thereunder.

13. Brokers. If any individual or entity shall assert a claim to a finder's fee or commission as a broker or a finder for the transfer of the Property, then the party who is alleged to have retained such individual or entity shall defend, indemnify and hold harmless the other party from and against any such claim and all costs, expenses, liabilities and damages incurred in connection with such claim or any action or proceeding brought thereon.

14. Miscellaneous.

a. Assignment. Clear Creek may assign the rights and obligations of this Agreement to RSM Partners LLC, which is an entity owned by Clear Creek and its financial partner Maplewood Advisors CO, LLC. Any other assignment will require the consent of Nevada Gold.

b. Amendment. No amendment or modification of this Agreement shall be valid or binding unless reduced to writing and executed by the parties hereto or their assigns.

c. Notices. All notices required herein shall be in writing and delivered to the parties hereto, or mailed to the parties hereto by personal delivery, recognized overnight courier or delivery services, or registered or certified mail, postage prepaid, return receipt requested, at the addresses set forth below:

If to Clear Creek:	Clear Creek County Development Company LLC

ATTN: Sean W. Doyle

950 S. Cherry Street, #1220

Denver, Colorado 80246

Phone: (303) 837-9171

Fax: (303) 379-2048

Email: sean@fitallc.com

If to Nevada Gold:	Nevada Gold & Casinos, Inc.

ATTN: Michael P. Shaunnessy, CEO

133 E. Warm Springs Road, Suite 102

Las Vegas, Nevada 89119

Phone: (720) 681-1000

Email: mshaunnessy@nevadagold.com

Any such notice shall be deemed effectively given and received at the time of delivery, if delivered personally or by an express mail service for which a delivery receipt has been obtained, or five (5) days after the same is deposited in the United States mail, if mailed, provided the sending party has a return receipt. Either party may designate a different address for the purpose of this Section by notice given in accordance herewith.

d. Adequate Consideration. Both parties agree that the covenants and promises contained herein are good and sufficient consideration for their respective obligations required hereunder.

e. Further Assurances. Each party hereto shall from time to time execute and deliver such further instruments as the other party or its counsel may reasonably request to effectuate the intent of this Agreement.

f. Controlling Law. The parties hereto expressly agree that the terms and conditions hereof, and subsequent performance hereunder, shall be construed and controlled by the laws of the State of Colorado.

g. Legal Expenses. In the event that either party takes legal action against the other in order to enforce the terms of this Agreement, the party in whose favor final unappealable judgment is entered shall be entitled to recover from the other party any legal expenses incurred, including reasonable costs and attorneys’ fees to be fixed by the court which shall render such judgment.

h. Interpretation. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement. As used herein, the singular shall include the plural, and vice versa; and any gender shall be deemed to include the masculine, feminine and neuter gender. Should any term or condition hereof be deemed void or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. Each and every provision of this Agreement has been independently, separately and freely negotiated by the parties as if this Agreement were drafted by all parties hereto. The parties, therefore, waive any statutory or common law presumption which would serve to have this document construed in favor of, or against, either party.

i. Binding Effect. The provisions hereof shall be binding upon and inure to the benefit of the heirs, successors, personal representatives and assigns of the parties.

j. Waiver. No exercise or waiver, in whole or in part, of any right or remedy provided for in this Agreement shall operate as a waiver of any other right or remedy, except as otherwise provided herein. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof.

k. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all together shall constitute one and the same Agreement.

l. Facsimile Signatures. Facsimile signatures hereafter shall be considered legal and binding with regard to this Agreement, including any written notices, addenda and amendments.

m. Entire Agreement. This Agreement and the Exhibits attached hereto embody the entire Agreement between the parties hereto and supersede any and all prior agreements and understandings, written or oral, formal or informal.

n. Time of the Essence. Time is of the essence of this Agreement, and Clear Creek and Nevada Gold hereby agree to perform each and every obligation hereunder in a prompt and timely manner; provided, however, that if the date of the performance of any action or the giving of any notice which is required hereunder, occurs on a Saturday, Sunday or legal holiday, the date for performance or giving of notice shall be the next succeeding business day.

o. Recitals. The Recitals set forth above are hereby made a binding and integral part of this Agreement.

15. Effective Date of Agreement. The “Effective Date” of this Agreement referenced throughout this Agreement shall be the latest date on which either of the parties has executed this Agreement; and the latest party executing this Agreement shall notify the other of such execution within 24 hours thereof, either by written or oral communication. Clear Creek may not record in the County records this Agreement or any other document related to the Option Agreement, except that simultaneously with closing and/or after closing Clear Creek may record that which is necessary to complete the transaction.

16. As-Is Condition: THE PARTIES HEREBY ACKNOWLEDGE AND AGREE AS FOLLOWS: (A) CLEAR CREEK’S PRINCIPAL, SEAN W. DOYLE, IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THIS TYPE OF PROPERTY; (B) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER NEVADA GOLD NOR ANY OF ITS AGENTS, REPRESENTATIVES, OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, OR EMPLOYEES HAS MADE OR WILL MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY; AND (C) THE PROPERTY IS BEING SOLD TO CLEAR CREEK IN ITS PRESENT "AS IS" CONDITION SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF NEVADA GOLD CONTAINED HEREIN. SUBJECT TO THE TERMS HEREOF, CLEAR CREEK WILL BE AFFORDED THE OPPORTUNITY TO MAKE ANY AND ALL INSPECTIONS OF THE PROPERTY AND SUCH RELATED MATTERS AS CLEAR CREEK MAY REASONABLY DESIRE AND, ACCORDINGLY, CLEAR CREEK WILL RELY SOLELY ON ITS OWN DUE DILIGENCE AND INVESTIGATIONS IN PURCHASING THE PROPERTY. IN THE EVENT OF ANY CONFLICT WITH ANY OTHER SECTION OR PROVISION IN THIS AGREEMENT THIS PROVISION WILL SUPERSEDE ANY CONFLICTING OR INCONSISTENT PROVISION.

17. Amendment Controls. In the case of a conflict between this Amendment, and the original Option Agreement, this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Option Agreement on the dates specified below.

CLEAR CREEK COUNTY DEVELOPMENT COMPANY LLC
a Colorado Limited Liability Company

By:
Name:
Title:
Date:

GOLD MOUNTAIN DEVELOPMENT, LLC
And NEVADA GOLD & CASINOS, INC.

By:
Name:
Title:
Date:

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